VinCompass 1Q Report

SAN FRANCISCO, CA – July 19, 2016, San Francisco, CA – VinCompass™ Corp. (OTC: VCPS) reported in the Form 10Q for the period ending May 31, 2106 results of an operating loss of $156,060 in the period ending May 31, 2016 compared to a loss of $129,307 in period ending May 31, 2015. The losses were attributed to further investment in the business advancement, while over 70% of the expenses are from development.

The Company has invested heavily in upscale technology, marketing, and the acquisition of more restaurants to accelerate the business plan. Specifically, the Company expects to have more than 25,000 restaurants under management compared to over 10,000 restaurants and over 1,000,000 wines under management currently. Founder & CEO Peter Lachapelle commented “the great thing about our technology is that usually wines under management can not be forecasted because each restaurant has an unknown wine list until it is added into the VinPrint™ catalog. Once in the VinPrint™ catalog, the matching of wines available and preferences can seamlessly begin with our patent pending technology.”

Upgraded the financial reporting and compliance systems to support the business and help address deficiencies identified by both the Management team and the Auditors.

The Company recently released a research study that indicated that 92% of consumers experience anxiety when pairing wine in a restaurant. This phenomenon, as “fear of the wine list” (FoWL™).

Subsequent Invents:

We have continued to raise capital to support our growth plans. We secured $88,500 from third parties since May 31, 2016. While below market priced at $0.80, it is in line with our previous debt conversion from the pervious quarter and our new private placements. The total amount converted or raised from third parties totals $246,614 for the period between Jan 15, 2016 and July 15, 2016.. We are also considering additional options to the private placements as we continue to raise additional capital. For example, but not limited to debt, crowd funding or a registration statement. We have not made any statement or time table other than what was included in the 10K and Form D.

We announced an addition to the board of directors, Micheal Profita. “We are at a point of corporate growth and we believe Michael’s business acumen, network, and experience with public companies would help us get to the next level,” said Peter Lachapelle

About the Company

VinCompass™ (OTC: VCPS) - guiding your wine journey with personal curation starting in the restaurant - makes a mobile solution that guides the users through the wine selection process and provides personalized wine club and private label wine while offering ecommerce convenience. Users create a digital blue print of their wine preferences (VinPrint™) to overcome the fear and anxiety of selecting wine. In social settings, VinCompass matches consumers’ wine preferences with a database of over 1 million wines and wine lists at more than 10,000 restaurants. No other solution solves the $12 billion+ restaurant angst sometime known as “fear of the wine list” (FoWL™). With consumers’ VinPrint™ on hand, VinCompass™ ecomm solution is a one-to-one wine club that tailors its monthly offering based on the preferred quality and tastes of its subscribers on an individual basis. Private label wines are also available to both corporations and individuals via VinCompass’ ecomm solution. In the $4 billion wine club and private label business, VinCompass is the first to apply predictive analytics to fulfill consumer ecommerce purchases. VinCompass’s mission is to use its patent pending data engine technology to help everyone enjoy wine more with less effort, starting in the restaurant and shipping wine to your office or home in over 40 states.

Safe Harbor Statement

Statements in this press release may be “forward-looking statements”. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” and similar expressions, as they relate to the Company, its business or management, are forward-looking statements. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact Information Investor Relations

Email : IR@VinCompass.com

Phone :415 - 817 9955 ext 8

Web: http://www.vincompass.com/investor_relations